                                                        Exhibit No. EX-99.d.1.jj

                      DFA INVESTMENT DIMENSIONS GROUP INC.

                    DFA SHORT-TERM EXTENDED QUALITY PORTFOLIO

                          INVESTMENT ADVISORY AGREEMENT

     AGREEMENT  made this ____ day of  ____________,  2008,  by and  between DFA
INVESTMENT  DIMENSIONS  GROUP INC., a Maryland  corporation  (the  "Fund"),  and
DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership (the "Advisor").

     1.  Duties of Advisor.  The Fund  hereby  employs the Advisor to manage the investment and reinvestment of the assets of the DFA Short-Term Extended Quality
Portfolio (the "Portfolio"),  to continuously review,  supervise, and administer
the  Portfolio's   investment  program,  to  determine  in  its  discretion  the securities to be purchased or sold and the portion of the Portfolio's  assets to be  uninvested,  to  provide  the Fund with  records  concerning  the  Advisor's activities which the Fund is required to maintain, and to render regular reports to the Fund's officers and the Board of Directors of the Fund, all in compliance with the  objectives,  policies,  and  limitations  set forth in the Portfolio's prospectus  and  applicable  laws and  regulations.  The  Advisor  accepts  such employment  and  agrees  to  provide,  at its own  expense,  the  office  space, furnishings  and  equipment,  and the  personnel  required  by it to perform the services described herein on the terms and for the compensation provided herein.

     2. Portfolio Transactions.  The Advisor is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the  Portfolio  and is  directed  to use its  best  effort  to  obtain  the best available prices and most favorable executions,  except as prescribed herein. It is understood that the Advisor will not be deemed to have acted  unlawfully,  or to have  breached a  fiduciary  duty to the Fund or to the  Portfolio,  or be in breach  of any  obligation  owing to the  Fund or to the  Portfolio  under  this
Agreement, or otherwise,  solely by reason of its having caused the Portfolio to pay a member of a securities  exchange,  a broker,  or a dealer a commission for effecting a securities  transaction for the Portfolio in excess of the amount of commission  another member of an exchange,  broker, or dealer would have charged if the Advisor  determines in good faith that the commission paid was reasonable in  relation to the  brokerage  or research  services  provided by such  member, broker,  or  dealer,  viewed  in terms  of that  particular  transaction  or the
Advisor's overall  responsibilities with respect to its accounts,  including the
Fund, as to which it exercises investment discretion.  The Advisor will promptly communicate to the officers and directors of the Fund such information  relating to transactions for the Portfolio as they may reasonably request.

     3.  Compensation  of the  Advisor.  For the  services to be rendered by the
Advisor as  provided in Section 1 of this  Agreement,  the Fund shall pay to the
Advisor,  at the end of each month,  a fee equal to  one-twelfth of 0.20% of the
Portfolio's net assets.  In the event that this Agreement is terminated at other than a month-end, the fee for such month shall be prorated, as applicable.

     4.  Other  Services.  At the  request  of the  Fund,  the  Advisor,  in its discretion,  may  make  available  to the  Fund  office  facilities,  equipment, personnel, and other services. Such office facilities, equipment, personnel, and services shall be provided for or rendered by the Advisor and billed to the Fund at the  Advisor's  cost  and,  where  applicable,  the  cost  thereof  shall  be apportioned  among the several  Portfolios  of the Fund  proportionate  to their respective utilization thereof.

     5.  Reports.  The  Fund and the  Advisor  agree to  furnish  to each  other information  with  regard to their  respective  affairs  as each may  reasonably request.

     6. Status of the Advisor.  The services of the Advisor to the Fund, or with respect to the Portfolio,  are not to be deemed exclusive, and the Advisor shall be free to render  similar  services to others,  as long as its  services to the
Fund or to the Portfolio are not impaired  thereby.  The Advisor shall be deemed to be an independent  contractor and shall,  unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way, or otherwise be deemed an agent of the Fund.

     7. Liability of Advisor.  No provision of this Agreement shall be deemed to protect the Advisor against any liability to the Fund or the shareholders of the
Portfolio  to  which  it  might  otherwise  be  subject  by  reason  of  willful misfeasance,  bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     8. Permissible Interests. Subject to and in accordance with the charters of the Fund and the Advisor, respectively, directors, officers, and shareholders of the Fund are or may be interested  in the Advisor (or any successor  thereof) as directors, officers, or shareholders, or otherwise; directors, officers, agents, and  shareholders  of  the  Advisor  are or may be  interested  in the  Fund  as directors,  officers,  shareholders,  or  otherwise;  and  the  Advisor  (or any successor) is or may be interested in the Fund as a shareholder or otherwise and the effect of any such interrelationships shall be governed by said charters and the  provisions  of the  Investment  Company Act of 1940,  as amended (the "1940
Act").

     9.  Duration and  Termination.  This  Agreement  shall become  effective on
__________,   2008  (the   "Effective   Date")  and  shall  continue  in  effect
until__________,  2010, and thereafter,  only if such continuance is approved at least annually by a vote of the Fund's Board of Directors, including the vote of a majority of the directors who are not parties to this  Agreement or interested persons of any such party,  cast in person,  at a meeting called for the purpose of voting such  approval.  In  addition,  the  question of  continuance  of this
Agreement may be presented to the shareholders of the Fund; in such event,  such continuance  shall be effected only if approved by the  affirmative  vote of the holders of a majority of the  respective  outstanding  voting  securities of the
Portfolio.

     This Agreement may at any time be terminated without payment of any penalty either by vote of the Board of  Directors  of the Fund or by vote of the holders of a majority of the respective  outstanding voting securities of the Portfolio, on sixty days written notice to the Advisor.

     This  Agreement  shall   automatically   terminate  in  the  event  of  its
assignment.

     This  Agreement  may be  terminated  by the Advisor after ninety (90) days'
written notice to the Fund.

     Any notice under this  Agreement  shall be given in writing,  addressed and delivered, or mailed post-paid, to the other party at any office of such party.

     As used in this section, the terms "assignment,"  "interested persons," and a "vote of the holders of majority of the outstanding securities" shall have the respective  meanings set forth in Section  2(a)(4),  Section  2(a)(19),  Section
2(a)(42) of the 1940 Act and Rule 18f-2 thereunder.

     10. Severability.  If any provision of this Agreement shall be held or made invalid by a court decision,  statute, rule, or otherwise, the remainder of this
Agreement shall not be affected thereby.

     IN WITNESS  WHEREOF,  the parties  hereby have caused this  Agreement to be executed this ____ day of ____________, 2008.

DIMENSIONAL FUND ADVISORS LP                DFA INVESTMENT DIMENSIONS GROUP INC.

By: DIMENSIONAL HOLDINGS INC.,
      General Partner

By:                                         By:
       Name                                        Name
       Title                                       Title